Exhibit 99.8

EXCERPTS FROM “UPDATE ON QUÉBEC ECONOMIC AND FINANCIAL SITUATION”

HIGHLIGHTS

The 2013-2014 Budget of November 2012 and the March 2013 Economic and Financial Update forecast a return to a balanced budget in 2013-2014. Since then, moderate growth in the Québec economy and the economies of its principal trading partners combined, in particular, with very low inflation has led to a significant revenue shortfall.

In this context, in particular, the attainment of fiscal balance this year could only be achieved by means of measures that would impede economic growth. The government has decided, instead, to responsibly delay for two years the attainment of this objective while maintaining rigorous control over program spending to attain the target adopted for 2013-2014.

A return to a balanced budget is anticipated starting in 2015-2016. The anticipated deficits are $2.5 billion in 2013-2014 and $1.75 billion in 2014-2015. The return to a balanced budget will be assured by:

—            ongoing rigorous expenditure control, without inhibiting economic growth;

—            the implementation of Economic Policy – Putting Jobs First to foster job creation and accelerate economic growth.

Moreover, the government is maintaining its debt reduction objectives. To ensure the attainment by 2025-2026 of such objectives, the anticipated payments to the Generations Fund will be maintained from 2013-2014 to 2015-2016 and will increase starting in 2016-2017 to offset the impact on the debt of the additional deficits stemming from the two-year postponement of a return to a balanced budget.

CHART A.1

Budgetary balance(1) from 2012-2013 to 2015-2016 and additional payments to the Generations Fund starting in 2016-2017

(millions of dollars)

(1)  Budgetary balance within the meaning of the Balanced Budget Act.

A.3

Section B

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2013 AND 2014

Highlights			B.3

1.	The economic situation in Québec		B.5

	1.1	Nominal GDP affected by weak prices	B.6

	1.2	Components of real GDP	B.8

	1.3	A positive trend is still apparent on the labour market	B.9

	1.4	Moderate growth in household spending	B.11

	1.5	Residential investments fell in 2013	B.13

	1.6	Non-residential investments remain high	B.16

	1.7	External trade: exports continue to improve gradually	B.19

	1.8	Comparison with private sector forecasts	B.23

	1.9	Five-year economic outlook for 2013-2017	B.25

2.	The situation of Québec’s main economic partners		B.27

	2.1	Moderate growth in economic activity in Canada	B.28

	2.2	The economic situation in the United States	B.36

3.	The international economic context		B.45

	3.1	Stronger growth in advanced economies	B.48

	3.2	A longer-than-anticipated slowdown in emerging economies	B.50

	3.3	Outlook by country	B.52

4.	Risks related to economic forecasts		B.55

B.1

[This Page is Intentionally Left Blank]

HIGHLIGHTS

This section updates the economic forecasts that underpin the government’s financial framework. These forecasts include the recently announced measures such as those in the Economic Policy: Putting Jobs First.

❑              Recovery is anticipated in 2014 in the wake of a fragile 2013

The year 2013 is marked by an international context that remained fragile. Global growth was weak in 2013, as it was in 2012.

—            Global economic growth stood at 2.9% in 2013, slightly below the 3.2% figure observed in 2012, a modest change.

—            Global growth should only gradually improve in 2014 with the anticipated turnaround of the European economy and gradual acceleration in U.S. economic growth.

Recoveries that follow economic recessions are usually characterized by growth synchronized at the global level. The current upturn stands out because of significant regional disparities in terms of growth in real GDP, which generate economic uncertainty.

The main economic regions of the world are affected by specific problems, which often affect several countries.

—            In Québec, growth in real GDP should fall from 1.5% in 2012 to 0.9% in 2013 because of decelerating domestic demand and the uncertain international economic context. Economic activity should accelerate to 1.8% in 2014 with the anticipated strengthening of growth in the United States and the gradual improvement in the global economy.

TABLE B.1

Economic growth

(real GDP, percentage change)

	2012	2013	2014

Québec	1.5	0.9	1.8

Canada	1.7	1.6	2.1

United States	2.8	1.6	2.4

Euro area	–0.7	–0.4	0.7

Emerging economies	4.7	4.6	4.9

Sources:	Institut de la statistique du Québec, Statistics Canada, IHS Global Insight, International Monetary Fund, Datastream and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.3

—            In Canada, weaker domestic demand and an external context less favourable to exports have dampened economic growth, which should fall from 1.7% in 2012 to 1.6% in 2013. Economic growth in Canada should accelerate to 2.1% in 2014.

—            In the United States, growth has also slowed, from 2.8% in 2012 to 1.6% in 2013, in particular because of the impact of significant budget restrictions implemented early in the year and the partial shutdown of federal government operations in the fourth quarter of 2013. In 2014, economic activity should accelerate to 2.4%, spurred by stronger private domestic demand and the mitigation of the impact of budget restrictions.

—            In the euro area, economic activity should contract by 0.4% in 2013. Despite the end of the recession in the second quarter of 2013, the economic situation remains difficult and will only improve gradually. The process of straightening out public finances has not been completed and unemployment is at record levels in some countries. In 2014, a modest recovery in economic activity is anticipated, with growth of 0.7%.

—            Emerging economies continue to benefit from stronger growth than that in the advanced economies. However, their rate of expansion has gradually decreased in recent years, and should stand at 4.6% in 2013. In 2014, acceleration in world trade will foster growth in emerging economies but such growth will be curtailed by structural challenges.

Update on Québec’s Economic and
B.4	Financial Situation

1.                         THE ECONOMIC SITUATION IN QUÉBEC

In 2013, growth in real GDP in Québec will continue at a more modest pace than anticipated, and stand at 0.9%. Economic growth should subsequently intensify to 1.8% in 2014.

—            Growth in real GDP has been adjusted downward by 0.4 percentage point in 2013 in relation to what was forecast in March 2013.

Following a 1.5% real GDP growth in 2012, the Québec economy is experiencing a more moderate growth in 2013. This weakness stems, in particular, from decelerating domestic demand and a fragile international context.

Economic activity in Québec should accelerate gradually in the coming quarters with the anticipated strengthening of growth in the United States and the gradual improvement of the global economy.

CHART B.1

Economic growth in Québec

(real GDP, percentage change)

Sources:      Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.5

1.1                         Nominal GDP affected by weak prices

Nominal GDP, which measures the value of output accounting for the impact of prices, will grow by 2.1% in 2013 and should increase by 3.6% in 2014.

—            Anticipated growth in nominal GDP reflects a progression in real GDP of 0.9% in 2013 and 1.8% in 2014, and higher prices for goods and services produced or imported in Québec, i.e. up 1.3% in 2013 and 1.8% in 2014.

Growth in nominal GDP has therefore been adjusted downward by 1.5 percentage point in 2013 and by 0.3 percentage point in 2014 in relation to what was forecast in March 2013.

—          The forecast revision in nominal GDP is bigger than that made to growth in real GDP. Indeed, smaller-than-anticipated growth in prices has led to a significant downward adjustment of nominal GDP, notably in 2013.

The more moderate increase in nominal GDP is reflected in increases in the key tax bases of the government in 2013. In nominal terms:

—           consumption will rise by 2.8% in 2013 and by 3.5% in 2014;

—            wages and salaries will increase by 2.9% in 2013 and by 3.5% in 2014;

—            the net operating surplus of corporations will decrease by 6.0% in 2013 and should increase by 4.5% in 2014.

CHART B.2

Change in nominal GDP in Québec

(percentage change)

Sources:    Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.6	Financial Situation

❑              The consumer price index decelerated markedly in 2013

In the wake of a 2.1% increase in 2012, the consumer price index (CPI) will rise by only 0.9% in 2013. With the strengthening of global economic growth, growth in the CPI should accelerate to 1.8% in 2014, thereby returning closer to normal levels.

Dampened growth in prices in 2013 is partly attributable to:

—            surplus supply at a time when North American and global productive capacity outstrips production;

—            moderate growth in domestic demand, which is exerting little pressure on prices.

Moreover, currently weak prices are not specific to Québec. Economic activity in most of the advanced economies is changing against a backdrop of weak inflation.

In Canada, growth in the CPI should reach 1.0% in 2013. This change has led the Bank of Canada to adjust downward its inflation forecasts, in particular in its latest Monetary Policy Report published in October 2013.

—            According to the Bank of Canada, the period of low inflation should continue in the coming quarters. CPI growth should gradually return close to the 2% target by 2015.

CHART B.3

Change in the consumer price index in Québec

(annual percentage change)

Sources:      Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.7

1.2                         Components of real GDP

Consumers, non-residential business investment and exports will support the anticipated growth of 0.9% in real GDP in 2013 and 1.8% in 2014.

—          Moderate growth in household spending should continue in 2013 and 2014, since Québec consumers are displaying caution and rebalancing their finances.

—            As is true elsewhere, non-residential business investment has slackened in 2013 but should accelerate again in 2014 as demand firms up.

—        Despite the fragile international context, exports continued their gradual improvement in 2013. They should strengthen further in 2014 with the mitigation of global economic uncertainty.

—          Residential investment should decline in 2013 and 2014. Even if mortgage interest rates remain low, the adjustment that the real estate market is experiencing and the impact of the measures that the federal government has implemented to limit mortgage debt are continuing to curb residential investments.

—          Lastly, growth in spending by all governments is stabilizing in 2013 and 2014 since they are pursuing their efforts to enhance and control their financial situation.

TABLE B.2

Real GDP and its major components
(percentage change)
	2012	2013	2014

Domestic demand
Household consumption	1.2	1.8	2.0
Residential investment	1.4	–4.3	–1.1
Non-residential business investment	10.6	0.9	2.9
Government spending and investment	1.3	0.1	0.5
External trade
Total exports	1.6	2.6	2.9
Total imports	2.9	1.6	2.3
Real GDP	1.5	0.9	1.8
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.8	Financial Situation

1.3                         A positive trend is still apparent on the labour market

Although the Statistics Canada Labour Force Survey showed volatility in recent months, the overall trend of the labor market remained positive.

—          Following the creation of 30 800 jobs in 2012, 44 600 jobs should be created in 2013, which represents a 1.1% increase over the preceding year.

—            Anticipated economic growth in 2014 should culminate in 39 800 additional jobs, or a 1.0% increase.

With ongoing job creation, the unemployment rate should continue to fall gradually, from 7.8% in 2012 to 7.7% in 2013 and 7.6% in 2014.

CHART B.4	CHART B.5

Job creation in Québec	Unemployment rate in Québec
(change in thousands)	(as a percentage)

Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:

Recent Developments and Outlook for 2013 and 2014	B.9

The Statistics Canada Labour Force Survey continues to reveal significant fluctuations

Labour market data are produced using the Statistics Canada Labour Force Survey (LFS). The monthly survey is based on a survey conducted in Canadian households and targets the population 15 years of age and over. The survey provides estimates of employment and unemployment. It breaks down the working-age labour force into three categories: employed, unemployed and inactive persons.

The Statistics Canada survey reveals significant fluctuations since late 2011.

–    The monthly statistics that the survey provides show greater variability than the trends observed over longer periods.

–      In this context, the fluctuations in employment that the survey indicates in recent months are hard to reconcile with the economic situation.

Despite the survey’s volatility, which has continued in recent months, the overall trend on the Québec labour market remains positive. Moreover, the change in employment since the beginning of the year in Québec is similar to that observed in Ontario and Canada:

–      for the first 10 months of 2013, in relation to the same period in 2012, growth in employment stood at 1.3% in Québec, compared with 1.5% in Ontario and 1.4% in Canada.

Despite the monthly fluctuations, the trend of the employment survey is in keeping with changes in Québec’s output and economic growth.

Employment observed and estimated employment based on Québec’s output (thousands)

Note:	The monthly employment estimate is based on the latest data available and forecasts of gross domestic product by industry.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.10	Financial Situation

1.4                         Moderate growth in household spending

Growth in household spending should continue at a moderate pace. Indeed, in the wake of a 1.2% increase in 2012, such spending will increase in real terms by 1.8% in 2013 and 2.0% in 2014 with the restoration in confidence already observed.

This modest growth in consumption in 2013 is attributable, in particular, to the following factors:

—          the trend observed for households to improve their balance sheets;

—          the fragility of consumer confidence, stemming among other things from the uncertain global economic situation;

—          the slowdown in residential investments, which is limiting purchases of certain goods such as construction materials for home renovation, furniture and household appliances.

Growth in household spending should accelerate to 2.0% in 2014, in particular under the impetus of ongoing job creation, more sustained wage growth and stronger consumer confidence.

CHART B.6	CHART B.7

Household consumption expenditures in Québec	Consumer confidence in Québec
(percentage change, in real terms)	(index, year 2002 = 100)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Conference Board of Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:

Recent Developments and Outlook for 2013 and 2014	B.11

Sluggish growth in nominal consumption

Growth in consumer spending, in nominal terms, has been moderate over the past two years in Québec and in Canada.

–      Indeed, in Québec, the value of consumer spending should increase by 2.8% in 2013, following growth of 2.9% in 2012, against 4.8% in 2010 and 4.0% in 2011.

Low inflation

The downturn in nominal consumption stems, in particular, from low inflation.

–      In fact, the consumption deflator should rise by only 0.9% in 2013, compared with 2.1% in 2011 and 1.7% in 2012.

The improvement in household balance sheets

Moreover, Québec households began to improve their balance sheets by increasing their savings.

–    The savings rate of Québec households has increased lately, from 2.4% in 2010 to 3.1% in 2013.

–    The savings rate of 3.1% currently forecasted for 2013 is higher than the 1.4% forecasted in March, and higher than the rates estimated before Statistics Canada updated the historical data, in October 2013.

While the improvement in household balance sheets is positive over the long term, it is being achieved to the detriment of consumption in the short term.

–    Furthermore, the factors that have affected nominal consumption should dissipate gradually. Nominal consumption should accelerate to 3.5% in 2014.

Household spending	Québec savings rate
(percentage change, in nominal terms)	(as a percentage)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.12	Financial Situation

1.5        Residential investments fell in 2013

The residential sector in both Québec and Canada contracted in 2013. The downturn stems from an adjustment resulting, in particular, from the impact of successive measures to tighten mortgage lending rules introduced between 2008 and 2012 by the federal government to limit the expansion of mortgage credit in Canada.

In this context, residential investments in Québec had already slowed markedly in 2011 and 2012. They will decline by 4.3% in 2013 and by 1.1% in 2014. This trend reflects changes in housing starts.

––   Housing starts will fall by 21.3%, to 37 300 units in 2013, compared to 47 400 in 2012. Accordingly, they already stand at levels slightly below household formation, which stands at nearly 40 000 per year.

––   The residential sector should stabilize in 2014 and housing starts should stand at 37 400 units.

Housing starts nonetheless currently outstrip the levels observed in the late 1990s when the figure was below 30 000 units a year.

Moreover, current low mortgage interest rates, which should rise only gradually in the coming quarters, and the measures that the Québec government has announced concerning green renovation, will promote stabilization in the Québec residential sector.

CHART B.8	CHART B.9

Residential investment in Québec	Housing starts and household formation in Québec
(percentage change, in real terms)	(thousands of units)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada, Canada Housing and Mortgage Corporation and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.13

A residential sector close to being balanced in Québec

Activity in the residential sector has slowed in Canada since mid-2012

Since July 2012, activity in the residential sector has slowed markedly in Canada, in particular in reaction to the introduction of new measures concerning insured mortgage loans, including the reduction in the maximum amortization period from 30 to 25 years.

– This is the fourth measure that the federal government has implemented since 2008 to limit the expansion of the residential sector.

In the wake of the coming into force of the latter measures, housing starts and sales of existing homes have contracted. However, since the second quarter of 2013, activity in the Canadian residential sector appears to have stabilized.

More significant adjustment in Québec

As is the case in the rest of Canada, Québec experienced a correction in terms of housing starts and sales of existing homes beginning in the second half of 2012. However, in relative terms, the correction has been bigger in Québec.

Furthermore, the ratio of sales to new listings in October 2013 indicates that the home resale market is close to being balanced in Québec while the Canadian market slightly favours sellers, putting upward pressures on prices elsewhere in Canada.

– In the first 10 months of 2013 in relation to the same period in 2012, the average prices of housing units on the home resale market increased by 4.3% in Canada and contracted by 0.2% in Québec.

Accordingly, the Québec residential sector shifted more quickly to a balanced situation. The introduction of new restrictive measures could further dampen the Québec real estate sector.

Changes in housing starts	Changes in sales of existing homes
(index, 2nd quarter of 2012 = 100)	(index, 2nd quarter of 2012 = 100)

* Cumulative for the months available. Sources: Canada Mortgage and Housing Corporation and Ministère des Finances et de l’Économie du Québec.	* Cumulative for the months available. Sources: Canadian Real Estate Association and Ministère des Finances et de l’Économie du Québec.

Update on Québec's Economic and
B.14	Financial Situation

A residential sector close to being balanced in Québec (continued)

Review of the key measures governing borrowing conditions for insurable mortgage loans in Canada

Date of coming into force	Borrowing rules and conditions

2004 to 2007	Relaxation of mortgage loan rules and conditions initiated by institutions operating on the mortgage insurance market and/or the federal government

	Maximum amortization period	25 to 40 years

	Minimum down payment	5% to 0%

	Maximum amount for mortgage refinancing	85% to 95%

	Down payment threshold at which mortgage insurance is unnecessary	25% to 20%

2008 to 2012	Tightening by the federal government of mortgage lending rules

2008	Maximum amortization period	40 to 35 years

	Minimum down payment	0% to 5%

2010	Maximum amount for mortgage refinancing	95% to 90%

2011	Maximum amortization period	35 to 30 years

	Maximum amount for mortgage refinancing	90% to 85%

2012	Maximum amortization period	30 to 25 years

	Maximum amount for mortgage refinancing	85% to 80%

Note: Compilation of the Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.15

1.6        Non-residential investments remain high

Non-residential investments, especially those of businesses, remain one of the key mainsprings of economic activity. Québec has benefited from robust growth in non-residential investment in recent years. While anticipated growth is less brisk, investments in 2013 and 2014 should remain high.

––   The value of total non-residential investment should increase by 1.1% in 2013.

––   In 2014, such growth should accelerate to 3.1%, bringing the value of non-residential investment to $56.0 billion.

❑     Government investments

Governments, mainly the Québec government, will continue to maintain infrastructure investments at a high level.

––   Investments by all public administrations will remain significant, totalling nearly $19 billion in the coming years.

––   Accordingly, in 2013 and 2014, investments by all public administrations will exceed by nearly 50% the level of 2007.

CHART B.10		CHART B.11

Total non-residential investment in Québec		Government investments in Québec
(billions of dollars, in nominal terms)		(billions of dollars, in nominal terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec's Economic and
B.16	Financial Situation

❑     Non-residential business investment

Since 2011, Québec firms have taken the relay from governments in terms of non-residential investment, sustaining economic growth.

This trend will continue in 2013: non-residential business investment will rise by 2.5%.

In 2014, growth in non-residential business investment should accelerate and reach 5.2%.

On the whole, businesses continue to benefit from conditions that are favourable to expanding their stock of capital and increase their productivity:

––   the anticipated improvement in global economic growth will foster a more buoyant business climate;

––    despite a downturn in profits, businesses will also continue to benefit from favourable financial conditions through highly advantageous interest rates.

What is more, in the wake of a brisk 14.0% increase in 2012, the value of investments in machinery and equipment will rise by 4.8% in 2013. In 2014, it should climb by 4.5%.

CHART B.12		CHART B.13

Non-residential business investment in Québec		Business investment in machinery and equipment in Québec
(percentage change, in nominal terms)		(percentage change, in nominal terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.17

Corporate profits:
a drop in 2013 and an expected rally in 2014

Since 2012, growth in corporate profits has been limited both in Québec and in Canada through the slow upturn in exports and moderate growth in consumption and prices.

– The sluggish growth recorded by Québec’s main trading partners and stiff competition from emerging economies on foreign markets lowered the profits of Québec corporations in 2012 and 2013.

– Regarding domestic demand, moderate growth in consumption, linked to improvements in household balance sheets, and the faltering residential sector have also dampened growth in profits.

The situation should improve in the coming quarters as exports and household consumption revive.

– Indeed, stronger growth among Québec’s main trading partners should lead to greater demand and higher prices for Québec export products.

– Growth in household spending should accelerate, in particular under the impetus of ongoing job creation, restored consumer confidence and more sustained growth in wages.

Net operating surplus of Québec corporations
(percentage change, in nominal terms)

Note: According to the new nomenclature used by Statistics Canada, the net operating surplus of corporations includes, in particular, the profits and investment income of businesses.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec's Economic and
B.18	Financial Situation

1.7                         External trade: exports continue to improve gradually

Québec’s economy is open to the world. Exports account for 45% of Québec’s GDP and the Québec economy is largely influenced by the situation of its trading partners.

Several external factors are putting a damper on Québec’s exports, in particular:

—               moderate economic growth in Canada and the United States;

—               economic difficulties in the euro area;

—               slower-than-anticipated growth in the emerging economies.

Despite a fragile international context, the value of Québec’s exports rose 2.8% in the first half of 2013. Indeed:

—               after a difficult 2012, Québec’s exports to the United States are reviving;

—               exports to emerging economies, in particular China and India, continue to grow.

The influence of factors that have curbed exports should abate with the gradual acceleration of global growth. Accordingly, Québec will benefit, notably, from the strengthening of economic growth in the United States, which will further bolster exports.

CHART B.14

Québec goods exports by destination

(percentage change, in nominal terms)

*  First half of 2013 in relation to the same period in 2012.

(1)    Includes, in particular, China, Japan, Mexico, Brazil, India and Australia.

Sources:    Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:

Recent Developments and Outlook for 2013 and 2014	B.19

❑               Exports

Total exports will gradually revive in 2013 and 2014 with the acceleration of economic growth in the United States and the gradual resolution of difficulties in Europe. What is more, the depreciation of the Canadian dollar, which stood on average at 100.1 U.S. cents in 2012 and should stand at 96.9 cents in 2013, favours Québec exports.

—            Accordingly, exports in real terms will increase by 2.6% in 2013, in the wake of a 1.6% upturn in 2012.

—            In 2014, they will continue to benefit from the strengthening of the world economy and the depreciation of the Canadian dollar. Growth in exports should accelerate to 2.9% in 2014.

❑              Imports

Québec mainly imports consumer goods, machinery and equipment and inputs for the manufacture of products.

—           In 2013, imports will increase by only 1.6% in light of more modest growth in domestic demand.

—            Growth in imports should stand at 2.3% in 2014, in keeping with more robust domestic demand and exports.

CHART B.15 Québec’s total exports	CHART B.16 Québec’s total imports
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.20	Financial Situation

International exports are slowly recovering

Québec exports have rebounded slowly since the trough of the recession.

–     Since 2011, Québec’s total exports in nominal terms have regained their pre-recession peak and surpassed it by 5% in 2013.

–     On the other hand, in 2013, Québec’s international goods exports, in nominal terms, are 5.2% below their pre-recession peak.

This result reflects cyclical factors such as the weakness of the global recovery and the strength of the Canadian dollar, but also structural factors such as stiffer competition from the emerging economies.

–     Québec’s market share in the United States has fallen from 3.0% in 2002 to 1.8% in 2012, while China’s market share has risen from 10.8% in 2002 to 18.7% in 2012.

Furthermore, exports as a percentage of GDP are still below the level attained prior to the last recession.

–     In 2012, total exports as a percentage of GDP stood at roughly 45%, compared with over 50% in 2007.

–     It should be noted that, through its Economic Policy: Putting Jobs First, the government’s objective is to raise the level of exports to over 55% of GDP.

The outlook for export growth is positive given renewed vigour in growth in Canada and the United States, the improved economic situation in Europe, and sustained demand from the emerging economies.

–     In order to benefit from such prospects, Québec exporting firms must continue to invest to remain competitive in a context of stiffer international competition.

Total exports	International goods exports
(billions of dollars, in nominal terms)	(billions of dollars, in nominal terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:

Recent Developments and Outlook for 2013 and 2014	B.21

❑              Net exports continue to rebound

Net exports, which take into account both changes in exports and imports, will make a positive 0.3 percentage point contribution to economic growth in 2013. In 2014, net exports should continue to positively affect economic growth.

—            In 2013, the positive contribution of the foreign sector stems from an acceleration in exports combined with dampened growth in imports.

—            In 2014, the foreign sector will contribute positively but less markedly to growth in GDP.

This contribution nonetheless constitutes a significant improvement in relation to the situation observed in recent years when imports experienced more rapid growth than exports, thereby contributing negatively to growth in GDP.

CHART B.17 Contribution of net exports to growth in Québec’s real GDP
(in percentage points)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.22	Financial Situation

1.8                         Comparison with private sector forecasts

The economic growth forecast of the Ministère des Finances et de l’Économie du Québec for 2013 and 2014 falls slightly below the average of private sector forecasts.

—            In 2013, the forecast 0.9% growth in real GDP is slightly below the 1.1% average private sector forecast.

—            Growth of 1.8% is anticipated for 2014, compared with the 1.9% average private sector forecast.

CHART B.18 Economic growth in Québec in 2013	CHART B.19 Economic growth in Québec in 2014
(real GDP, percentage change)	(real GDP, percentage change)

(1) Ministère des Finances et de l’Économie du Québec.	(1) Ministère des Finances et de l’Économie du Québec.
Source: Ministère des Finances et de l’Économie du Québec summary as of November 20, 2013, which includes the forecasts of 10 private sector institutions.	Source: Ministère des Finances et de l’Économie du Québec summary as of November 20, 2013, which includes the forecasts of 10 private sector institutions.

The Québec Economy:

Recent Developments and Outlook for 2013 and 2014	B.23

TABLE B.3 Québec’s economic outlook – November 2013 forecasts
(percentage change, unless otherwise indicated)

	2012	2013	2014

Output

Real gross domestic product	1.5	0.9	1.8

– March 2013		1.3	1.8

Nominal gross domestic product	3.6	2.1	3.6

– March 2013		3.6	3.9

Components of GDP (in real terms)

Household consumption	1.2	1.8	2.0

– March 2013		1.8	2.1

Government spending and investment	1.3	0.1	0.5

– March 2013		0.3	0.6

Residential investment	1.4	–4.3	–1.1

– March 2013		–4.6	–1.1

Non-residential business investment	10.6	0.9	2.9

– March 2013		2.0	3.7

Exports	1.6	2.6	2.9

– March 2013		2.8	3.0

Imports	2.9	1.6	2.3

– March 2013		2.3	2.4

Labour market

Job creation (thousands)	30.8	44.6	39.8

– March 2013		44.5	36.5

Unemployment rate (%)	7.8	7.7	7.6

– March 2013		7.5	7.4

Other economic indicators

Nominal household consumption	2.9	2.8	3.5

– March 2013		3.4	3.6

Wages and salaries	3.7	2.9	3.5

– March 2013		3.5	3.4

Household income	4,1	2,9	3,4

– March 2013		3.5	3.5

Net operating surplus of corporations(1)	–0.6	–6.0	4.5

– March 2013		4.9	7.0

Consumer prices	2.1	0.9	1.8

– March 2013		1.6	1.9

(1)  According to the new nomenclature used by Statistics Canada, the net operating surplus of corporations includes, in particular, the profits and investment income of businesses.

Sources:    Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and

B.24	Financial Situation

1.9                         Five-year economic outlook for 2013-2017

The five-year forecast of the Ministère des Finances et de l’Économie du Québec is comparable to that of the private sector regarding real GDP growth, price increases and nominal GDP growth.

—            Real GDP is expected to grow at an average rate of 1.6% from 2013 to 2017, compared with the private sector forecast of 1.7%.

—            Nominal GDP is expected to grow at an average rate of 3.4% from 2013 to 2017, compared with the private sector forecast of 3.5%.

TABLE B.4

Economic outlook for Québec – Comparison with the private sector
(percentage change)

	2013	2014	2015	2016	2017	Average 2013-2017
Real GDP
Ministère des Finances et de l’Économie du Québec	0.9	1.8	1.8	1.8	1.7	1.6
Average in the private sector	1.1	1.9	2.2	1.9	1.8	1.7
Price increases
Ministère des Finances et de l’Économie du Québec	1.3	1.8	2.0	1.9	1.9	1.8
Average in the private sector	1.2	1.6	1.9	1.9	1.8	1.7
Nominal GDP
Ministère des Finances et de l’Économie du Québec	2.1	3.6	3.9	3.7	3.6	3.4
Average in the private sector	2.3	3.6	4.0	3.8	3.6	3.5

Note:    Since figures are rounded, the average may differ from indicated results.

Source:                Ministère des Finances et de l’Économie du Québec summary as of November 20, 2013, which includes the forecasts of 10 private sector institutions.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.25

[This Page is Intentionally Left Blank]

2.                         THE SITUATION OF QUÉBEC’S MAIN ECONOMIC PARTNERS

The Québec economy is open to the world and strongly integrated into the North American economy. While Québec has diversified its trade with Asia and Europe in recent years, Canada and the United States are still its main trading partners and their situation significantly affects the development of the Québec economy.

The following sections focus on the economic outlook in Canada and the United States.

❑              Growth has slowed in Canada and the United States

Slower growth in the main North American economies has been observed.

—            In the United States, economic growth in 2013 was limited by budget consolidation measures implemented at the beginning of the year and the partial shutdown of federal government operations in the fourth quarter. Growth in real U.S. GDP should thus slow to 1.6% in 2013, compared with growth of 2.8% in 2012. Growth in the U.S. economy should accelerate to 2.4% in 2014.

—            In Canada, the economy grew moderately in 2013 and growth will stand at 1.6%, i.e. 0.1 percentage point less than what was observed in 2012. Economic growth in Canada should accelerate to 2.1% in 2014.

CHART B.20

Economic growth in Québec, Canada and the United States
(real gross domestic product, quarterly data, annual change as a percentage)

Sources: Statistics Canada, Institut de la statistique du Québec, IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.27

2.1                         Moderate growth in economic activity in Canada

In 2013, economic activity in Canada grew at a moderate pace. Growth in real GDP will reach 1.6%, equivalent to the growth observed in 2012.

—            Economic growth in Canada was limited in 2013 by moderate changes in consumption and business investment and the slowdown in the residential sector. Furthermore, the international context is less favourable to exports.

Canada’s economic outlook will brighten in 2014 when real GDP should grow by 2.1%.

—            Growth in household consumption spending will continue at a moderate pace.

—            The gradual improvement in the global economy will further stimulate Canadian exports and business investment.

Moreover, the downturn in the residential sector that began in the second half of 2012 should continue. In addition, the pursuit of control of government spending in a context where several provinces and the federal government are seeking to restore balance in public finances will limit economic growth.

Growth in nominal GDP is also slower than anticipated. After reaching 3.4% in 2012, growth in Canada’s nominal GDP will slow to 3.0% in 2013 and should increase by 3.9% in 2014.

CHART B.21

Economic growth in Canada
(real GDP, percentage change)

Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.28	Financial Situation

❑              Household consumption and the labour market

Real consumer spending will increase by 2.2% in 2013 and by 2.3% in 2014. A robust labour market will sustain consumption.

—            In 2013, 225 000 jobs will be created, and 194 000 jobs should be created in 2014, which represents growth of 1.3% and 1.1%, respectively, for the two years.

—            With ongoing job creation, the unemployment rate will continue to fall, from 7.2% in 2012 to 7.1% in 2013 and 6.9% in 2014.

In nominal terms, growth in consumption will reach 3.2% in 2013, an increase similar to that of 3.3% observed in 2012. It will accelerate to 3.8% in 2014.

❑              Residential investment

While low interest rates are sustaining demand, the introduction by the federal government of successive measures to tighten mortgage lending rules has led to a slowdown followed by a contraction of residential construction in Canada.

—            Following a 6.1% increase in 2012, Canadian residential investment will fall by 1.5% in 2013. This trend should continue in 2014, when residential investments are expected to contract by 3.3%.

CHART B.22	CHART B.23

Job creation and consumer spending in Canada	Residential investment in Canada
(percentage change)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.29

The stabilization of the Canadian residential sector

The residential sector has been very dynamic since 2002

The Canadian residential sector has experienced brisk activity since 2002.

–    The number of housing starts rose from an average of 147 100 units per year between 1991 and 2001 to 208 800 units, on average, between 2002 and 2012.

–    The levels exceed household formation, which stood, on average, at roughly 177 000 households per year during the latter period.

This situation led to some accumulation of unsold new housing stock, especially multi-dwelling structures.

Furthermore, despite a downturn in 2013, housing starts should stand at nearly 189 000 units, a level that still outstrips household formation.

However, in the case of rental housing units, the increase in housing starts was beneficial since the vacancy rate, which was very low in the early 2000s, has risen in recent years. It now stands at 2.8%, near its equilibrium level of 3.0%.

Concerning the average price of existing homes, it rose by 7.0% a year between 2002 and 2012, a growth rate that outstripped growth of household income.

–     However, low interest rates meant that properties remained relatively affordable.

–     Nonetheless, should mortgage rates rise significantly or Canadian household incomes falter, the accessibility of properties might be curtailed.

In this context, to avoid significant overheating in the residential sector, a gradual slowdown in activity and in price increases is desirable, notably in certain urban areas in Canada.

Vacancy rate and unsold new housing stock
(percentage rate and stock in thousands)

Sources: Canada Mortgage and Housing Corporation, Canadian Real Estate Association and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.30	Financial Situation

❑              Non-residential business investment

After rising at a sustained pace in recent years, growth in the value of non-residential business investment will slow to 2.8% in 2013. In 2014, such investment should again accelerate to 4.9% following growth in domestic demand and a strengthening global economy.

Certain factors in 2013 led businesses to postpone their investment projects.

—           Notably, the global climate of uncertainty, which has reduced growth in demand and reduced corporate profits.

❑              Government investments

Although growth in public investments will be moderate in the coming years, the value of infrastructure investments will remain high.

—            In the wake of a 2.8% increase in 2012, the value of government investments will rise by 1.8% in 2013. In 2014, such growth should stand at 2.9%.

CHART B.24	CHART B.25

Non-residential business investment in Canada	Government investments in Canada
(percentage change, in nominal terms)	(percentage change, in nominal terms)

Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.31

❑              External trade

Growth in Canadian exports will remain modest in 2013. It will further intensify in 2014, in particular with the anticipated revival in growth in the United States.

—            Indeed, exports will increase by only 1.3% in 2013, especially because of the fragile international economic situation. Furthermore, imports will increase only slightly against the current backdrop of moderate growth in household consumption and business investment.

These factors should gradually disappear with the anticipated improvement in the global economy and the expected upturn in domestic demand. This situation will facilitate a rally in international trade with exports that should increase by 3.7% in 2014, while imports should climb by 2.6%.

Accordingly, net exports should contribute positively to economic growth in Canada starting in 2014.

—            This situation constitutes a significant improvement in relation to the one observed in recent years when imports experienced more rapid growth than exports.

CHART B.26	CHART B.27

Canadian exports	Contribution of net exports to growth in Canada’s real GDP
(percentage change, in real terms)	(in percentage points)

Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.	Sources: Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.32	Financial Situation

❑              Oil prices

While oil prices have fluctuated in 2013, they have resisted better than other commodities to the slowdown in emerging economies and sluggish growth in advanced economies.

The price of North American oil, WTI, rose 27.0% between mid-April and late August 2013 because of stronger demand from refineries and a net increase in transportation capacity, in particular by oil pipeline and rail in North America.

—            These factors have helped to significantly reduce oil surpluses from the U.S. Midwest and narrow the spread that has existed for nearly three years between the prices of a barrel of Brent and WTI oil.

—            The spread fell from nearly US$18, on average, in the first quarter of 2013, to roughly US$4 in the third quarter, before increasing once again toward the end of the year. It should stand at an average of US$7 in 2014.

Moderate growth in the global economy, a degree of stabilization in geopolitical tensions and the still increasing production of crude oil in North America should foster some stability in oil prices.

—            The International Energy Agency estimates that the increase in oil production in North America will contribute to nearly 40% of growth in global production in the next five years.

The price of a barrel of Brent oil should average US$108 in 2013 and fall back to US$104 in 2014. The price of WTI oil should stand at just under US$100, on average, in 2013 and in 2014.

CHART B.28

Price of WTI and Brent oil
(U.S. dollars per barrel, monthly averages)

Sources: Bloomberg and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.33

❑              The Canadian dollar

The Canadian dollar will remain under parity with the U.S. dollar in the coming quarters. It should stand at an average of 96.9 U.S. cents in 2013 and 95.6 U.S. cents in 2014.

After maintaining, on average, parity with the greenback in 2012, the loonie has remained below parity since February 2013. It depreciated more extensively during the summer. In early July, it reached its lowest point in nearly three years, at 94.5 U.S. cents.

—            The depreciation of the Canadian dollar in 2013 is partly attributable to the sound performance of the U.S. dollar because of continuing economic growth in the United States and the expectation that the Federal Reserve will slow the pace of its asset purchases.

—            Furthermore, the persistence of the slowdown in the emerging economies has led to lower prices for commodities, which has weighed on the value of the loonie.

The Canadian dollar should continue its depreciation until the second quarter of 2014. It should then rise while remaining below parity with the greenback, in anticipation of monetary tightening in Canada, which should occur in the first quarter of 2015.

—            Demand from foreign investors for Canadian financial assets stemming, in particular, from positive spreads between short-term Canadian and U.S. interest rates, should also sustain the loonie.

CHART B.29 Canadian dollar exchange rate	CHART B.30 Yields on three-month Treasury bills
(annual averages, in U.S. cents)	(as a percentage)

Sources: Bloomberg and Ministère des Finances et de l’Économie du Québec.	Sources: Statistics Canada, IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.34	Financial Situation

❑              Financial conditions continue to be favourable

The prospect of low inflation in the coming quarters will encourage the Bank of Canada to maintain its accommodative monetary policy for an extended period.

—           In light of this, the Bank of Canada should not raise its key interest rate before the first quarter of 2015.

Important fluctuations have been observed recently on the bond market, linked principally to communications from the Federal Reserve (Fed), which rose in May the possibility of slowing the pace of its asset purchases before the end of the year. It ultimately opted for the status quo in September at a time when a number of financial market participants anticipated a reduction in its program.

Accordingly, after rising significantly between late May and mid-September, the yield on Canadian 10-year bonds has since fallen slightly, to 2.4% in October.

Consequently, yields on the Canadian bond market are at levels similar to those that were forecast in March 2013.

Since monetary policy in Canada will remain expansionary for an extended period, bond yields will only rise gradually in the coming quarters, in keeping with the gradual recovery anticipated in economic growth in Canada. In 2014, they will nonetheless be slightly higher than forecast in the spring because of the impending slowdown in the pace of asset purchases by the Fed.

—            The yield on federal 10-year bonds should stand, on average, at 2.3% in 2013 and 3.3% in 2014.

TABLE B.5

Canadian financial markets – November 2013 forecasts

(percentage, unless otherwise indicated)

	2011	2012	2013	2014

Target for the overnight rate	1.0	1.0	1.0	1.0
– March 2013			1.0	1.4
3-month Treasury Bills	0.9	1.0	1.0	1.0
– March 2013			1.0	1.4
10-year bonds	2.8	1.9	2.3	3.3
– March 2013			2.3	3.2
Canadian dollar (in U.S. cents)	101.3	100.1	96.9	95.6
– March 2013			98.8	99.6

Sources: Statistics Canada, Bloomberg and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.35

2.2                         The economic situation in the United States

❑              Dampened economic growth in 2013

In the wake of a 2.8% increase in 2012, growth in real U.S. GDP should slow to 1.6% in 2013, and then accelerate to 2.4% in 2014. This marks a downward adjustment of 0.2 percentage point in 2013 and 0.1 percentage point in 2014 in relation to the economic growth forecast in March 2013.

—            The adjustment stems, in particular, from the impact of budget consolidation measures implemented in the first quarter of 2013, which affected economic growth. Uncertainty stemming from fiscal policy and the partial shutdown of U.S. federal government operations in the fourth quarter of 2013 also curtailed growth.

In 2014, the mitigation of the adverse impact of budgetary consolidation measures and the effect of uncertainty surrounding fiscal policy should facilitate the gradual acceleration of economic activity.

The private sector, which has continued to grow in 2013 despite tax increases and spending cuts that led to the public sector’s negative contribution to growth, will mainly foster the expansion of the U.S. economy. The favourable financial situation of households and businesses will spur consumption and investments in 2014 and the residential sector will continue to recover.

CHART B.31

Economic growth in the United States

(real GDP, percentage change)

Sources:      IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.36	Financial Situation

Uncertainty persists over U.S. fiscal policy

Political divisions in the U.S. Congress led in October 2013 to a shutdown of non-essential federal government services lasting over two weeks. The ensuing arduous negotiations aimed at raising the limit on the debt ceiling before the government’s borrowing authority expired on October 17, 2013 fanned uncertainty concerning the U.S. government’s solvency.

An agreement was reached on October 16, 2013, which renewed budgetary deadlines in the U.S. for a short period.

–        The direction of such negotiations, as the new deadlines approach in the first quarter of 2014, is uncertain.

Partial shutdown of U.S. federal government operations in October 2013

September 30, 2013 marked the expiry of provisional legislation to allow federal government agencies to obtain the funds necessary to cover a number of so-called non-essential operations.

–        Having failed to reach an agreement on such legislation in time, the U.S. federal government had to halt part of its operations from October 1 to 16, 2013, which led to the temporary layoff of over 800 000 civil servants during the first week and more than 350 000 subsequently.

The partial shutdown of the U.S. federal government operations should have an adverse impact on economic activity in the fourth quarter of 2013.

–        Aside from the temporary layoff of federal government employees and the interruption of certain government-related private-sector activities, the uncertainty that the political context delayed certain investment and consumption decisions.

A temporary budget bill was adopted, thereby postponing the budgetary deadlines to the first quarter of 2014

In the wake of intense negotiations in the U.S. Congress, President Barack Obama signed, on October 17, 2013, a budget bill that ended the impasse.

–        The budget bill raises the debt ceiling until February 7, 2014 and renews spending authority until January 15, 2014.

–        Accordingly, a new provisional budget bill must be adopted as of January 16, 2014, failing which non-essential federal government services in the U.S. might again be temporary shutdown.

–        In addition, within the framework of the bill, Republican and Democratic members of Congress have a mandate to reach agreement on a long-term deficit reduction plan.

While the progress of negotiations on the eve of the deadlines is uncertain, an agreement reached within the prescribed time that defers new budgetary deadlines beyond 2014 is now the most likely scenario.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.37

❑              Moderate growth in consumption

After rising 2.2% in 2012, growth in consumption should stand at 1.9% in 2013, and then increase to 2.2% in 2014.

—            The fiscal consolidation measures implemented in early 2013 led to a reduction in household disposable income, which fell by 7.9% in the first quarter of 2013, the biggest drop since 2008.

However, the financial situation of households improved considerably following a lengthy period of deleveraging in the wake of the last recession. An accommodative monetary policy and the gradual appreciation of the value of real estate and stock market assets have fostered this improvement.

—            At the end of 2012, the household-debt-to-disposable-income ratio1 stood at a historically low level. In the second quarter of 2013, net household wealth stood at six times the disposable income, reaching the 2002-2007 average.

Consumption should continue to benefit from such change and improvements in the labour market, which should lead to an acceleration in the pace of job creation and a reduction in the unemployment rate.

CHART B.32 Debt ratio of households	CHART B.33 Consumption
(as a percentage of personal disposable income)	(percentage change, in real terms)

Source: IHS Global Insight.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

1                                   Includes mortgage payments, consumer debt, automobile leasing, taxes and property insurance, and the rent paid by renter households.

Update on Québec’s Economic and
B.38	Financial Situation

❑              A gradual increase in employment

The sequester, i.e. the automatic cuts in U.S. federal government spending, which came into force on March 1, 2013, curbed job creation in the government sector. Moreover, uncertainty surrounding U.S. fiscal policy put a damper on hiring by private sector enterprises.

—            The increase in employment has remained moderate since early 2013, ranging from the average monthly creation of 207 000 jobs in the first quarter to 163 000 jobs in the third quarter.

The unemployment rate has fallen by 0.5 percentage point since the end of 2012 and stood at 7.3% in the third quarter of 2013. However, it still exceeds the pre-recession trough, when it hovered around 4%.

—            The rapid drop in the unemployment rate has nonetheless been accompanied by a 0.4 percentage point reduction in the labour force participation rate2 during this period because of limited growth in the labour force.

In 2014, reduced uncertainty surrounding the fiscal situation and stronger private investments should sustain job creation and the reduction in the unemployment rate.

—            Following growth of 1.2% in 2011 and 1.7% in 2012, growth in employment in the United States should stand at 1.6% in 2013 and 2014. The unemployment rate should fall to 7.5% in 2013 to 7.2% in 2014.

CHART B.34 Job creation	CHART B.35 Unemployment rate and labour force participation rate
(thousands, monthly data)	(as a percentage, monthly data)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

2                                   Ratio of the labour force (individuals at work or who are seeking work) to the working-age labour force (population 16 years of age or over).

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.39

❑              The climate of uncertainty has affected business investment

In early 2013, uncertainty surrounding the federal government’s budget restrictions and the slowdown in the world economy curbed business investment. Growth in business investment should remain moderate in the second half of 2013. The partial shutdown of federal government operations should adversely affect business confidence.

—            Following a 7.3% increase in 2012, business investment should only grow by 2.2% in 2013.

—    Business investment should then rise by 4.8% in 2014 with reduced uncertainty surrounding the fiscal situation and the strengthening of global economic growth.

Furthermore, U.S. businesses will continue to rely on substantial liquidities resulting from their enhanced profitability and financing costs that are still highly advantageous.

—            In nominal terms, after-tax profits, which exceeded in 2012 by 27.4% their pre-recession peak, should remain high in 2013 and 2014.

—    The highly accommodative monetary policy that the Federal Reserve is maintaining will continue, in particular, to foster the financing of new investment projects.

CHART B.36	CHART B.37

After-tax profits of businesses in the United States	Business investment
(billions of U.S. dollars, in nominal terms)	(percentage change, in real terms)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.40	Financial Situation

❑              Sustained growth in residential investments

Recovery in the residential sector, which began in 2011, should continue. After rebounding by 12.9% in 2012, residential investments should increase by 14.0% in 2013 and 2014.

—            The sector should also contribute significantly to growth in real U.S. GDP, i.e. 0.4 percentage point in 2013 and 2014.

The recent increase in mortgage rates should not significantly affect changes in the residential sector. Mortgage rates remain at historically low levels and growth in the residential sector should be fostered by:

—            the relatively low stock of homes for sale;

—    acceleration in the pace of household formation stemming, among other things, from the improved economic situation and more robust job creation.

This context should facilitate housing starts, which bottomed out at 0.6 million units in 2009, to rise to 0.9 million units in 2013 and 1.2 million units in 2014.

—            Those levels are still significantly lower than those observed before the real estate bubble burst in the United States.

CHART B.38	CHART B.39

Residential investment	Housing starts
(contribution to growth in real GDP, as a percentage)	(in millions of units)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.41

❑              The government sector is hampering growth

In early 2013, the sequester, i.e. substantial automatic cuts in U.S. federal government spending, came into force. The cuts were followed in October 2013 by the partial shutdown of U.S. federal government operations because of difficult negotiations in Congress.

The federal government’s fiscal consolidation should continue in the coming years against a backdrop of strong polarization in the U.S. political establishment concerning the conduct of fiscal policy.

—          Spending by all levels of government should, accordingly, decline, in real terms, by 2.1% in 2013 and 1.4% in 2014.

Such consolidation should also lead to a significant reduction in the U.S. budget deficit.

—          The austerity measures adopted have already markedly reduced the federal public deficit, which fell from 6.8% of GDP in 2012 to 4.1% of GDP in 2013.

Against a backdrop of budget stringency, the Federal Reserve should pursue its highly accommodative monetary policy for an extended period to ensure a durable economic recovery.

—          The Federal Reserve should maintain its very low interest rate policy at least until the second half of 2015. It should, nonetheless, begin in the near future to reduce its asset purchases and adjust the pace of its withdrawal in light of the changing U.S. economy.

CHART B.40	CHART B.41

Government spending	Monetary policy
(percentage change, in real terms)	(rates on federal funds, as a percentage)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.42	Financial Situation

The Federal Reserve slowing the pace of its asset purchases

Since 2007, the Federal Reserve (Fed) has adopted several measures to combat the economic recession and the financial crisis, then to sustain economic recovery.

–        In order to lower long-term interest rates, especially in order to stimulate investments, the Fed has engaged in large scale asset purchases since 2008. Its monthly purchases of assets have stood at US$85 billion since January 2013.

The Fed Chairman, Ben Bernanke, stated in the spring of 2013 that the pace of such purchases could slow by the end of the year. In September, the Fed caused some degree of surprise by maintaining the pace of asset purchases unchanged.

– In light of the impact of the partial shutdown of federal government operations in the fourth quarter of 2013, the Fed should not modify its asset purchase policy before the first quarter of 2014.

The reduction in the pace of asset purchases should, therefore, occur gradually in 2014 and might be adjusted in light of the evolution of the economy.

–        Once the Fed ceases to purchase assets, it should maintain intact for some time the size of its balance sheet by reinvesting funds from expired assets. During a third stage, which may occur in 2015, such reinvestment will end and the size of the balance sheet will gradually decline as the bonds that it holds mature.

The asset purchase programs implemented in recent years by the Fed should swell the size of its balance sheet to over US$4 600 billion in 2014. The Fed will gradually reduce its balance sheet to roughly US$1 800 billion in 2020.

Size of the Federal Reserve’s balance sheet
(in billions of US dollars)

F: Forecasts.
Sources: Federal Reserve and Ministère des Finances et de l’Économie du Québec.

Source: Seth B. CARPENTER, et al, The Federal Reserve’s Balance Sheet and Earnings: A Primer and Projections, Finance and Economics Discussion Series No. 2013, Federal Reserve Board, September 2013.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.43

❑              A gradual reduction in the trade deficit

Although gradual acceleration in the growth of emerging economies was anticipated starting in 2013, such growth was instead similar to that in 2012 and stood at 4.6%. This moderate growth and the difficult economic situation in Europe have limited the contribution of the foreign sector to growth in real U.S. GDP in 2013.

—            Following a 3.5% increase in real terms in 2012, exports should rise by 2.5% in 2013 and by 5.4% 2014.

The anticipated acceleration in international trade in 2014, stemming from an upswing in global economic activity, should nonetheless support U.S. exports.

Moreover, more robust domestic demand, resulting from more vigorous job creation and growth in business investment, should further support growth in imports.

—            Real imports should, accordingly, increase by 1.4% in 2013 and by 3.3% in 2014.

While exports will grow more significantly than imports, the U.S. trade deficit in real terms should decline gradually, from 2.6% of GDP in 2013 to 2.4% of GDP in 2014.

CHART B.42	CHART B.43

Changes in exports	U.S. trade deficit
(percentage change, in real terms)	(as a percentage of GDP, in real terms)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.44	Financial Situation

3.                         THE INTERNATIONAL ECONOMIC CONTEXT

After rising 3.2% in 2012, growth in the global economy should slow to 2.9% in 2013, and then accelerate to 3.4% in 2014.

—            It marks a 0.3 percentage point downward revision in 2013 and 2014 in relation to last spring’s forecast.

—            Anticipated growth in 2013 is the lowest rate of expansion of the world economy since the 2009 recession.

Slower growth in the global economy in 2013 stems from a more prolonged than anticipated downturn in emerging economies and modest recovery in most of the advanced economies.

—            Restrictive fiscal policy has curtailed economic growth in advanced economies. Emerging economies, where growth is oriented more toward exports, have been affected by the slowdown in world trade and the presence of structural challenges.

Certain advanced economies have nonetheless experienced an improvement in 2013, which bodes well for more robust global growth in 2014.

—            This is the case for the United States, where private domestic demand has continued to rise despite the adoption of stringent austerity measures, for the euro area, which emerged from the recession in the second quarter of 2013, and the United Kingdom, where economic activity picked up recently.

CHART B.44

Global economic growth
(real GDP in purchasing-power parity, percentage change)

Sources: IHS Global Insight, International Monetary Fund and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.45

❑              Slower growth in world trade

Annual growth in international trade, which corresponds to the average of the growth rates of imports and exports, fell from 12.9% in 2010 to 6.2% in 2011 and to 2.4% in 2012. The slowdown will continue in 2013, when international trade should increase by 2.0% under the combined impact of lacklustre demand from the advanced economies and persistent sluggishness in the emerging economies.

—            The contraction of demand in the euro area has contributed markedly to lagging world trade.

—            Slower growth in the Chinese economy has been especially apparent in trade with emerging economies in Asia.

Global trade should, however, pick up in 2014 and increase by 4.4%, spurred, above all, by a recovery in demand from advanced economies.

—            The acceleration in U.S. domestic demand should foster the recovery in international trade.

—            Moreover, once it has adjusted its trade balance, the euro area should increase its imports.

—           Lastly, the gradual bolstering of growth in the emerging economies should also support the acceleration of trade flows, especially between the Asian economies.

CHART B.45	CHART B.46

World trade in goods and services	Imports of the advanced economies
(percentage change, in real terms)	(annual percentage change, in real terms)

Sources: IHS Global Insight, International Monetary Fund and Ministère des Finances et de l’Économie du Québec.	Note: Three-month mobile average of the year-on-year change, monthly data. Sources: CPB Netherlands Bureau for Economic Policy Analysis and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.46	Financial Situation

❑              Divergences between the advanced and emerging economies

In 2013, significant disparities continued to mark growth in the global economy.

Growth was sluggish in advanced economies in 2013. Fiscal policies curtailed economic activity, in particular in the United States, where significant austerity measures were implemented at the beginning of the year.

Growth in emerging economies was appreciably higher than that in advanced economies. However, it was limited by structural challenges, which became apparent starting in May 2013 with the anticipated reduction in the pace of asset purchases by the Federal Reserve.

—            The structural challenges include, notably, macroeconomic imbalances, including the increase in public or private debt, in current account deficits and excess production capacity.

—            In light of these challenges, anticipated increases in bond yields in the United States led to significant capital outflows from certain emerging economies in the summer of 2013.

In 2014, the maintenance of an accommodative monetary policy and the mitigation of budgetary consolidation measures should lead to brisker growth in the advanced economies.

—            This should then lead to an increase in global demand, which will benefit emerging economies.

CHART B.47	CHART B.48

Growth in advanced and emerging economies	Contribution to global economic growth
(real GDP in purchasing-power parity, percentage change)	(in percentage points)

Sources: IHS Global Insight and Ministère des Finances et de l’Économie du Québec.	Sources: International Monetary Fund, IHS Global Insight and Ministère des Finances et de l’Économie du Québec.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.47

3.1                         Stronger growth in advanced economies

After a 1.5% increase in 2012, the real GDP of advanced economies should grow by 1.2% in 2013 and by 1.9% in 2014. A number of advanced economies have undertaken a budgetary consolidation process that continued to put a damper on domestic demand in 2013.

The adverse impact of such adjustments should, however, gradually diminish. Furthermore, advanced economies will continue to benefit in 2014 from an accommodative monetary policy. Growth in several advanced economies should strengthen in 2014, although their economic perspectives are uneven.

—            In the United States, uncertainty surrounding fiscal policy has curtailed investment and job creation in 2013. More robust growth in the private sector should nonetheless lead to accelerated growth in 2014.

—            In the euro area, growth resumed in the second quarter of 2013. The prolonged recession has, however, caused record unemployment and weakened the banking sector. These factors will continue to weigh on economic activity in 2014, especially in those countries affected by the sovereign debt crisis.

—            In Japan, stimulation measures supported growth in 2013. In 2014, the impact of such measures will be moderated by an increase in the sales tax, a first step toward fiscal consolidation.

CHART B.49	CHART B.50

Economic growth	Unemployment rate
(real quarterly GDP, annual percentage change)	(as a percentage)

Sources: Eurostat and Ministère des Finances et de l’Économie du Québec.	Source: Bloomberg.

Update on Québec’s Economic and
B.48	Financial Situation

Greater flexibility in relation to budget deficit targets

The economic downturn stemming in recent years from the adoption of stringent austerity measures in several advanced economies has spurred certain international institutions to recommend more flexible approaches to budget deficit targets.

The European Commission is recommending that the budgetary targets of several countries be delayed

In response to the euro zone sovereign debt crisis, the European Commission (EC) recommended in recent years the adoption of stringent austerity measures, although the approach has been qualified since the spring of 2013.

– In April 2013, EC President José Manuel Barroso asserted that austerity policies are reaching their limits in the absence of political and social support.

– In May 2013, the EC recommended the postponement of the attainment of the budgetary target of 3% of GDP, notably in France, the Netherlands, Spain, and Portugal.

The EC recommended the postponement after observing the negative economic impact of the implementation of the austerity policies adopted to attain budgetary targets.

– Despite fiscal consolidation efforts, the budgetary targets were not achieved because of weaker-than-anticipated economic growth when the targets were set.

The International Monetary Fund notes that tax multipliers were underestimated

The relaxation of the EC’s demands follows the publication by the International Monetary Fund (IMF) of results indicating that austerity measures apparently affected economic growth more adversely than anticipated.

– Accordingly, “tax multipliers”, which estimate the short-term impact of budgetary consolidation measures, were apparently largely underestimated.

– The IMF made public this observation with the presentation of an econometric estimate based on data from 28 countries, in the October 2012 World Economic Outlook.

The IMF recommends that economic growth not be stifled by excessive austerity measures

This finding has led the IMF to repeat its warning to advanced economies the risk of stifling the recovery by implementing overly stringent fiscal austerity measures.

–  The IMF believes that fiscal consolidation remains a priority in many advanced economies and that the governments must pursue their budgetary consolidation efforts. However, they must take into account economic conditions in the attainment of their budgetary targets.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.49

3.2                         A longer-than-anticipated slowdown in emerging economies

After a 4.7% increase in 2012, the real GDP of emerging economies should grow by 4.6% in 2013 and by 4.9% in 2014, a growth rate below that observed in the period 2005-2011, when average annual growth in this group of countries exceeded 6.0%.

—            Growth in several emerging economies, including China, India and Russia, continued to slow in the first half of 2013.

—            Signs of a revival were nonetheless observed in the third quarter of the year. The Purchasing Managers Index (PMI), a coincident index of economic activity, recently improved.

In 2014, broader demand from advanced economies will foster growth in the emerging economies. The acceleration of growth in emerging economies will nonetheless be limited by the presence of structural challenges, especially in China, the second biggest economy after the United States.

—            Chinese officials want to better balance sources of growth and reduce the risks stemming from the rise in the indebtedness of local governments.

—            The measures, which are necessary to ensure sustainable long-term growth, should nonetheless limit short-term growth. Economic growth in China will thus continue at a slower pace than in previous years.

CHART B.51	CHART B.52

Growth in the emerging economies	Composite purchasing managers index of the emerging economies
(real quarterly GDP, annual percentage change)	(diffusion index, manufacturing and services sector)

Sources: Bloomberg and Datastream.	Source: Markit.

Update on Québec’s Economic and
B.50	Financial Situation

Certain emerging economies are vulnerable to capital flows

In the spring and the summer of 2013, emerging economies faced significant capital movements resulting from the expectation of an imminent reduction in the pace of asset purchases by the Federal Reserve and higher bond yields in the U.S.

– Outflows were especially striking in economies with a current account deficit (Brazil, India and Indonesia) that rely on foreign capital to finance domestic demand.

The movements partly reflect an upward reassessment of the risks linked to investments in the emerging economies because of imbalances in several of them.

– Such imbalances lead, depending on the case, to a weakened banking system, rising budget deficits, or a deterioration in current account balances.

To offset capital outflows, the central banks in certain emerging countries tightened their monetary policy in the spring of 2013. At the same time certain emerging economies have adopted economic stimulation measures, in particular through the facilitation of bank lending, in order to avoid significantly hampering economic growth.

–  Accordingly, several emerging economies must contend with the pursuit of contradictory objectives such as stabilizing their currency, reducing their current account deficit and supporting short-term economic growth.

Net private capital flows to the emerging economies	Current account balance(1)
(in billions of U.S. dollars)	(as a percentage of nominal GDP)

Source: Organisation for Economic Co-operation and Development.	(1) The current account balance is the sum of the trade balance and the balance of “revenue and current transfer” accounts. Source: International Monetary Fund.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.51

3.3        Outlook by country

In Canada, economic growth in 2013 has been limited by moderate growth in consumption, a sluggish residential sector, and an international economic context that is less favourable to exports. The outlook for the Canadian economy is brighter for 2014 as global growth strengthens, especially in the United States. Growth in real GDP should reach 1.6% in 2013 and 2.1% in 2014.

In the United States, economic growth stood at 2.8% in 2012 and should slow to 1.6% in 2013 because of the impact of the budget measures implemented at the beginning of the year and the partial shutdown of U.S. federal government operations in the fourth quarter of 2013. In 2014, economic activity should accelerate to 2.4%, spurred chiefly by brisker private domestic demand.

TABLE B.6

Economic growth outlook in the world – November 2013 forecasts

(real GDP, percentage change)

	Weight(1)	2012	2013	2014

World(1)	100.0	3.2	2.9	3.4

– March 2013		3.0	3.2	3.7

Advanced economies(1)	50.5	1.5	1.2	1.9

– March 2013		1.4	1.2	1.9

Canada	1.8	1.7	1.6	2.1

– March 2013		1.8	1.7	2.2

United States	19.1	2.8	1.6	2.4

– March 2013		2.2	1.8	2.5

Euro area	14.1	–0.7	–0.4	0.7

– March 2013		–0.6	–0.4	0.5

United Kingdom	2.9	0.1	1.3	1.9

– March 2013		0.2	0.9	1.3

Japan	5.6	1.9	2.0	1.7

– March 2013		2.0	1.1	1.2

Emerging economies(1)	44.7	4.7	4.6	4.9

– March 2013		4.8	5.3	5.5

China	14.3	7.7	7.6	7.5

– March 2013		7.8	8.0	7.8

India	5.6	3.2	4.0	5.2

– March 2013		5.1	5.8	6.5

(1)   In purchasing-power parity (2011).

Sources:  IHS Global Insight, International Monetary Fund, Datastream, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.52	Financial Situation

In the euro area, the respite in financial tensions linked to the sovereign debt crisis bolstered consumer and business confidence in several member countries. However, the crisis has weakened the economy on a long-term basis, especially in the southern nations of the monetary union, where the vulnerability of the banking systems, budgetary challenges and high unemployment rates persist. Thus, after a 0.4% drop in 2013, real GDP in the euro area should rise at the modest rate of 0.7% in 2014.

In the United Kingdom, economic activity accelerated in 2013, sustained by robust private domestic demand. The reduction in the unemployment rate and the revival of the real estate market should continue to sustain consumer spending in the coming year, while favourable economic and financial conditions should foster business investment. Accordingly, the economy of the United Kingdom should grow by 1.3% in 2013 and by 1.9% in 2014.

In Japan, the measures adopted in 2013 to halt a lengthy period of deflation and revitalize economic growth mark a significant shift in economic policy in relation to the past. In particular, the Bank of Japan announced in April 2013 a substantial increase in its level of monetary easing and the government adopted an economic stimulus plan, initiatives that should support growth in 2013. A slight downturn is nonetheless anticipated for 2014, following an increase in the sales tax, slated for April 2014, with a view to rebalancing public finances. Japan’s real GDP should increase by 2.0% in 2013 and by 1.7% in 2014.

In China, the new government in place since March 2013 is determined to better balance sources of economic growth, which are now concentrated on exports and investments. Such rebalancing, which seeks to give greater importance to consumption, might lead to the stabilization of the Chinese economy at a growth rate that falls below the level noted in past years. After an average yearly growth rate of 9.1% between 2010 and 2012, China’s real GDP should rise by 7.6% in 2013 and by 7.5% in 2014.

In India, the restrictive monetary policy pursued by the central bank in order to stabilize inflation and the exchange rate has put a damper on domestic demand. Several factors should further support growth in 2014, in particular the strengthening of the world economy and the impact of the reforms that the government has adopted to foster investment. Economic growth should reach 4.0% in 2013 and 5.2% in 2014, an acceleration in relation to growth of 3.2% recorded in 2012, which marked the Indian economy’s weakest performance in the last 20 years.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.53

Distinctions between advanced, emerging and developing economies

The global economic outlook of the Ministère des Finances et de l’Économie du Québec (MFEQ) covers different groups of economies: advanced, emerging and developing.

– The group of advanced economies includes, in particular, the United States, the euro area economies, Japan, the United Kingdom, Canada and some other Asian economies, such as South Korea.

– The group of emerging economies includes, notably, China, India, Russia, Brazil, Mexico, Indonesia, Turkey, Poland, and Argentina.

– The developing economies group includes countries such as Iran, Algeria, Belarus, and Iraq.

Overall, the advanced economies category accounts for 50.5% of the world economy, the emerging economies category for 44.7%, and the developing economies category for 4.8%.

The MFEQ distinguishes between emerging, advanced and developing economies in the same manner as the International Monetary Fund (IMF), which is based on the following main criteria:

– per capital income level;

– export diversification;

– degree of integration into the global financial system.

Weight of the main advanced, emerging, and developing economies in the global economy

(as a percentage, in purchasing-power-parity of 2011)

Economies	Weight(1)

Advanced	50.5
United States	19.1
Japan	5.6
Germany	3.9
United Kingdom	2.9
France	2.8
Others	16.2
Emerging	44.7
China	14.3
India	5.6
Russia	3.0
Brazil	2.9
Mexico	2.1
Others	16.7
Developing	4.8

TOTAL	100.0

(1) Since figures are rounded, their sum may not add up to the total. Sources : International Monetary Fund and Ministère des Finances et de l’Économie du Québec.

Update on Québec’s Economic and
B.54	Financial Situation

4.        RISKS RELATED TO ECONOMIC FORECASTS

This forecasting scenario hinges on several hypotheses, several of which are subject to risk. A number of the risks, both external and internal, might affect the anticipated changes in the Québec economy, which is an open economy.

❑     Low inflation in advanced economies

Inflation is low in a number of advanced economies.

—    Despite the accommodative monetary policies maintained by most central banks since the 2008-2009 recession, annual inflation remains well below the 2% target set by central banks in Canada, the euro area and the United States.

—    This situation stems, notably, from weak domestic demand in the advanced economies, overcapacity in the world and growing competition on international markets.

The central banks have limited leeway to stimulate price improvements. Accordingly, their ability to intervene would be reduced if downward pressure on inflation increases.

—    Consequently, the low inflation observed in several advanced economies could continue, which could exacerbate the fiscal challenges faced certain countries by curtailing growth in tax revenues.

❑     Uncertainty stemming from negotiations on the budget bills that the U.S. Congress must adopt in 2014

In the wake of intense negotiations, in October 2013, the U.S. Congress approved a budget bill that raises the debt ceiling until February 7, 2014 and renews spending authority until January 15, 2014.

—    According to the most likely scenario, the conclusion of an agreement as the new deadlines approach should mark the outcome of intense negotiations.

—    However, the maintenance of highly polarized stances in Congress might once again lead to the partial shutdown of the U.S. government operations in 2014 and growing anxiety over the management of U.S. public debt.

—           This in turn might lead to lower economic growth than forecast in the United States and possible volatility on financial markets.

On the other hand, if the budget bills were adopted within the anticipated time limits and, above all, if they offer a long-term solution to the budgetary issues, the dissipation of uncertainty surrounding budgetary policy might generate stronger-than-anticipated acceleration in economic activity in the US.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.55

❑     Financial turbulence as the Federal Reserve starts to slow the pace of its asset purchases

The Federal Reserve should start to slow the pace of its asset purchases in 2014, having injected massive liquidities since the end of 2007.

Although the Fed was to gradually withdraw injections of liquidities in sync with changes in the U.S. economy, this operation might lead to turbulence on financial markets.

—    For example, a precipitous increase in bond yields might adversely affect certain economic sectors, in particular the real estate sector, which is now a cornerstone of the economic recovery in the United-States.

—    Furthermore, Canadian bond yields might follow U.S. trends and rise more rapidly than anticipated, while the Canadian dollar might depreciate significantly in relation to the U.S. dollar.

❑     The emerging economies are vulnerable to movements of foreign capital and access to credit

The public or private indebtedness of a number of major emerging economies has increased in recent years, especially because of the expansionary monetary policy implemented in advanced economies, which have transferred substantial capital to emerging economies in search of yields.

The rise in indebtedness has spawned imbalances.

—    Some capital has financed non-productive investments or has been channeled to sectors where there is production over-capacity.

The imbalances are making certain emerging economies vulnerable to restricted credit that might result from the reduction in capital flows, stemming from the slower pace of asset purchases by the Federal Reserve or the tightening of monetary policy in the economies.

—    The sudden withdrawal of foreign capital could put a damper on domestic demand, weaken currencies and boost inflation, possibly encouraging monetary officials in the economies to further tighten their monetary policy.

—    Higher interest rates resulting from tighter monetary policy could further reduce the profitability of certain investments and thereby result in defaults on payments, which would weaken the banking system in such economies.

Update on Québec’s Economic and
B.56	Financial Situation

❑     Uncertain changes in the euro area in the wake of the sovereign debt crisis

Several countries in the euro area jointly committed themselves to a process of budgetary adjustment in response to the euro area sovereign debt crisis. The restrictive impact of the austerity measures adopted simultaneously nudged the euro area into a lengthy recession, which ended in the second quarter of 2013.

—    The mitigation expected of the austerity measures might have a ripple effect, stemming from a simultaneous revival of confidence in the member countries, which would lead to stronger-than-anticipated economic growth in the euro area.

—    On the other hand, the economic situation in the euro area remains fragile. Economic growth could be weaker than forecast if uncertainty surrounding the survival of the monetary union again comes to the fore in the wake of disagreements between European authorities, thereby increasing financial tensions and undermining the confidence of economic agents.

❑     Fluctuations in the prices of commodities that exceed forecasts

The prices of natural resources such as metals and crude oil are tied to the global economic environment. Weaker-than-anticipated global economic growth, by limiting demand for commodities, could push natural resource prices to lower-than-anticipated levels.

The natural resource sector has, for several years, contributed significantly to the Québec economy and has a spillover effect on related industries such as processing, construction and transportation.

—    A downward adjustment of commodity prices might limit the expansion of the commodities sector in Québec and in Canada, thereby reducing the sector’s contribution to economic growth.

❑     The Québec residential sector could contract further

Since 2008, the federal government has implemented four series of measures that affect mortgage loan insurance in order to put a damper on the Canadian residential sector and avoid a real estate bubble.

Federal Finance Minister Jim Flaherty recently suggested that a new series of measures might be necessary to further curb the Canadian residential real estate sector.

In Québec, the residential sector has already undergone an adjustment over the past year and is now close to being in a balanced situation.

The cumulative effect of the measures already adopted, combined with possible new restrictions, might tip the Québec residential sector into an even more substantial adjustment, which would adversely affect the economy.

The Québec Economy:
Recent Developments and Outlook for 2013 and 2014	B.57